Exhibit 10.2.3

U.S. RSU Agreement Revised December 2006

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN

NOTICE OF SHARE UNIT AWARD

You have been granted units representing Ordinary Shares of Verigy Ltd. (the “Company”).  Your grant is summarized on the Award Summary page of your Smith Barney account.

The first <<vesting percent>> of your units vest when you complete <<vesting months>> of continuous “Service” (as defined in the Plan) as an “Awardee Eligible to Vest” (as defined in the Plan) from the date of grant.  Thereafter, an additional <<vesting percent>> of your units vest on each <<vesting months>>, provided that you continue to be an Awardee Eligible to Vest as of such date.

You and the Company agree that these units are granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan (the “Plan”), the Share Unit Agreement (of which this notice is a part), and the Award Summary.

You further agree that the Company shall cause the shares issued upon payment of your units to be deposited in your Smith Barney account and, further, that the Company may deliver electronically all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you regarding such posting.

By clicking on the “accept” button on the screen titled “Step 3: Confirm the Review/Acceptance of your Award,” you agree to be bound by the SHARE UNIT Agreement, this Notice and the Plan.	By:	Verigy Ltd.

/s/ kEITH L. BARNES
Keith L. Barnes
President and Chief Executive Officer

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN

SHARE UNIT AGREEMENT

Payment for Units	No payment is required for the units that you are receiving.

Vesting

The units vest in installments, as shown in the Notice of Share Unit Award, as long as you remain an Awardee Eligible to Vest (as defined in the Plan). In addition, the units are subject to certain vesting acceleration provisions set forth in the Plan in the event your Service terminates because of retirement, total and permanent disability, or death.

No additional units vest after your Service has terminated for any reason, except as otherwise provided in the Plan and this agreement.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Forfeiture

If your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the units will immediately be cancelled. You receive no payment for units that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another Company approved leave of absence, and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Your status as an Awardee Eligible to Vest will cease upon termination of employment with the Company or a Subsidiary or Affiliate except as provided in Article 8 of the Plan.

If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Share Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of Units

Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Ordinary Shares on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends

Your units carry neither voting rights nor rights to cash dividends. You have no rights as a shareholder of the Company unless and until your units are settled by issuing Ordinary Shares of the Company’s stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Settlement of Units

Each of your units will be settled when it vests, unless you and the Company have agreed to a later settlement date.

At the time of settlement, you will receive one share of the Company’s Ordinary Shares for each vested unit. You agree that the Company shall cause the shares to be deposited in your Smith Barney Account. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company’s Ordinary Shares at the time of settlement.

Withholding Taxes

No Ordinary Shares or cash will be distributed to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of the settlement of this award. With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when the units are settled or (b) surrendering shares that you previously acquired. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale

You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Beneficiary Designation

You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Applicable Law	This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

This Agreement, together with the Award Summary and the Plan, constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY CLICKING ON THE “ACCEPT” BUTTON ON THE SCREEN TITLED “STEP 3: CONFIRM THE REVIEW/ACCEPTANCE OF YOUR AWARD,” YOU AGREE TO BE BOUND BY THIS SHARE UNIT AGREEMENT, THE NOTICE AND THE PLAN.